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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                       REGISTRATION NO. 33-64559

                SUPPLEMENT TO PROSPECTUS DATED DECEMBER 7, 1995

                       SPELLING ENTERTAINMENT GROUP INC.

  The Selling Stockholders are selling to Furman Selz Incorporated ("Furman Selz") Warrants exercisable for 225,400 shares of Common Stock in the aggregate, at a price per share related to the market price of the Common Stock on the New York Stock Exchange at the date of sale, less (i) the Warrant exercise price of $7.5725 per share and (ii) agreed commissions. Furman Selz has agreed to exercise the Warrants at the aggregate exercise price of $1,706,841.51 (which will be paid to the Company) and to sell the shares of Common Stock or deliver them to cover a short position established after the date of the Prospectus. See "Use of Proceeds" and "Plan of Distribution."

Dated: December 12, 1995

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* Capitalized terms not otherwise defined in this Supplement have the meanings ascribed to them in the Prospectus.